EXHIBIT 3.7

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES,

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

FREEZE TAG, INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Craig Holland and Mick Donahoo, does hereby certify that:

A. They are the duly elected and acting President and Secretary, respectively, of Freeze Tag, Inc., a Delaware corporation (the “Corporation”).

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated October 5, 2017, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.00001 per share (the “Preferred Class”), comprising Ten Million (10,000,000) shares, none of which have been issued and classes of preferred stock created, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has previously established (i) the Company’s Series A Convertible Preferred Stock with One Thousand (1,000) shares authorized and One Thousand (1,000) shares currently outstanding;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of Two Million Seven Hundred Thousand (2,700,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock as follows:

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1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean Freeze Tag, Inc., a Delaware Corporation.

1.3 “Common Stock” shall mean the common stock, $0.00001 par value per share, of the Corporation after giving effect to a 1-for-100 reverse stock split effective with the State of Delaware on October 5, 2017.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Conversion Date” shall have the meaning set forth in Section 4.2.

1.6 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7 “Holder” shall mean a holder of the Series B Convertible Preferred Stock.

1.8 “Original Issue Date” shall mean the date on which the first share of Series B Convertible Preferred Stock is issued by the Corporation.

1.9 “Original Issue Price” shall mean $1.00 per share for the Series B Convertible Preferred Stock.

1.10 “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11 “Preferred Stock” or “Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.00001 par value per share, of the Corporation.

1.12 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

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2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non‑Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series B Convertible Preferred Stock. The holders of each share of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, equal in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution, or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock and Common Stock then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock and Common Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock and/or Common Stock held by each holder thereof.

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3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series B Convertible Preferred Stock shall be entitled only to the rights contained in this Section 3.

3.3 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio and Stock Certificate. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, beginning on the date the Holder acquired the shares of Preferred Stock, and without the payment of additional consideration by the holder thereof, into fifty (50) shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”). Unless specifically requested by the Holder to be issued physical certificates for the Preferred Stock, the Corporation, itself or through its transfer agent, shall issue the Preferred Stock in book-entry form, or in other electronic format. The Corporation or its transfer agent shall issue to Holder a statement reflecting his holding of Preferred Stock, and shall deliver an updated statement to Holder upon request.

4.1.2 Conversion Limitation. In no event shall the Holder be entitled to convert any Series B Preferred Stock, such that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series B Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior written notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

4.1.3 Termination of Conversion Rights. Subject to Section 4.3.1 in the case of a Contingency Event (as defined therein), in the event of a reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.

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4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up and issue one additional share of Common Stock to the holder, unless such rounding would cause the Holder to violate the conversion limitation outlined in Section 4.1.2, above, and in that case the fractional share shall be rounded down to the next whole share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. The Holder has the right, at any time, at its election, to convert all or any number of shares of Preferred Stock into shares of Common Stock, at the Conversion Ratio defined in Section 4.1.1 above, except as limited by Section 4.1.2, above. A conversion notice (the “Conversion Notice”), describing conversion of shares of Preferred Stock, and if applicable, any event on which such conversion is contingent (a “Contingency Event”), may be delivered to Corporation by method of Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery). All conversions shall be cashless and not require further payment from the Holder. The Corporation shall be responsible for all expenses associated with processing the conversion, such as transfer agent expenses and Corporation’s legal expenses. If no objection is delivered from the Corporation to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Corporation shall deliver the shares of Common Stock from any conversion to the Holder (in any name directed by the Holder) within three (3) business days of Conversion Notice delivery. If the Corporation is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then upon request of the Holder and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Corporation shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”). If the Corporation is not participating in the DTC FAST program, then the Corporation agrees in good faith to apply and cause the approval for participation in the DTC FAST program. If Corporation fails to deliver shares in accordance with the timeframe stated in this Section 4.3.1, then for each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $1,500 per day shall be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made.

4.3.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation. Before taking any action that would cause an adjustment reducing a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

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4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.3.4 No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Ratio of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

4.3.5 Transfer Agent Instructions. In the event that an opinion of counsel, such as but not limited to a Rule 144 opinion, is needed for any matter related to the Preferred Stock or the Common Stock the Holder has the right to have any such opinion provided by its counsel. If the Holder chooses to have its counsel provide such opinion, then the Holder shall provide the Corporation with written notice. Within three (3) business days of receiving written notice, the Corporation shall instruct its transfer agent to rely upon opinions from the Holder’s counsel. A penalty of $1,500 per day shall be assessed for each day after the third business day (inclusive of the day of request) until the reliance instruction is delivered to the transfer agent. If the Holder requests that the Corporation’s counsel issue an opinion, and such an opinion can be legally issued under federal and state securities laws, then the Corporation shall cause the issuance of the requested opinion within three (3) business days. A penalty of $1,500 per day shall be assessed for each day after the third business day (inclusive of the day of request) until the requested opinion is delivered. The Corporation warrants that it will not direct its transfer agent not to transfer or delay, impair, and/or hinder its transfer agent in transferring (or issuing)(electronically or in certificated form) any certificate for the Securities to be issued to the Holder and it will not fail to remove (or direct its transfer agent not to remove or impair, delay, and/or hinder its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for the Securities when required by this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Corporation acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation may be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of these provisions, that the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required

4.3.6 The Holder and the Corporation agree that all penalty amounts described in this Section 4.3 may be payable in additional Preferred Stock or cash, at the election of the Holder, and shall tack back to the Original Issue Date, with respect to the holding period under Rule 144, so long as such treatment is not inconsistent with Rule 144’s applicable tacking provisions.

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4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of a series of Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Ratio then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

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4.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6 or 4.8), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.8 Adjustment for Merger or Consolidation. If there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.5, 4.6 or 4.7), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

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5. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6. Call Provisions. The Series B Convertible Preferred Stock shall not be callable by the Company.

7. Redemption. The Series B Convertible Preferred Stock shall not be redeemable by the Company.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9. Voting Provisions. The Series B Convertible Preferred Stock shall not have voting rights.

10. Protective Provisions. So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting as a class), (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to the Series B Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any liquidation event, or (e) enter into any agreement with respect to the foregoing.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 5th day of October, 2017.

	/s/ Craig Holland		/s/ Mick Donahoo
By:	Craig Holland	By:	Mick Donahoo
Its:	President	Its:	Secretary

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